Exhibit 99.1

Contact: Sheena Shen
Chief Financial Officer
sheenashen@sinogreenland.com

Sino Green Land Corporation Signs Supply Agreement

Guangzhou, China, January 18, 2012 -- Sino Green Land Corporation (OTCBB: SGLA), a leading distributor of high end fruits and vegetables in China, today announced that Guangzhou Metro Green Trading Company, its wholly owned subsidiary, entered into an agreement with Yinhai International, a Hong Kong based company that operates a large shopping mall in Guangdong province, to supply certified green, organic and imported food products  In each case, the Company will receive compensation for providing the food products to its customers from suppliers who are renting space in the Metro Grain distribution facility, which opened in December 2011.  The dollar volume was not specified in the contract.  The Company anticipates that it will receive the first order from Yinhai International before the Chinese New Year on January 23, 2012.

The agreement provides that Metro Green is to provide Yinhai International with green, organic and imported foods from vendors and suppliers in its wholesale market.  The sales will be made directly by these vendors to Yinhui International, and the Company will receive a fee for its services.  One of the vendors providing agricultural products, including grain, rice and soybean, is a major state-owned agricultural company in China.

Mr. Xiong Luo, CEO and Chairman of Sino Green Land Corporation, commented “We are pleased to see Metro Green sign the supply contract with Yinhai International.  While Metro Green’s wholesale market only opened a few weeks ago, we see the business developing.  We are optimistic that this supply agreement is the first of many to come in the near future.  Metro Green is the first and only high-end distribution platform authorized by the Ministry of Agriculture for certified green, organic and imported foods in China.  We believe that we have three distinctive advantages that separate us from others.  All the vendors in our wholesale markets are certified by the government, all products in our wholesale market can be traced to their origins and all products have passed the quality assurance and safety testing of SGS, a third party food inspector.”

Metro Green has an approximately 300,000 square feet distribution center which covers three floors.  Approximately 56% of the total Metro Green space, including almost two-thirds of the first floor showroom space and the entire third floor, has been rented as of January 18, 2012.

On January 15, 2012, Metro Green signed a 15-year lease agreement with Mr. Feng Wen to rent the entire third floor of 9988.9 square meters for distribution logistics purpose.  Mr. Wen will pay RMB35 per square meter per month for the lease and RMB10 per square meter per month for the management fee to Metro Green.  Based on the average foreign currency exchange rate of 6.3125, the annual lease and management fee for the third floor is approximately $665,000.  The rental will start on September 1, 2012 and the management fee will start on March 1, 2012.  The monthly rental charge will stay the same for the first three years and will increase 10% every three years thereafter.

About Sino Green Land
Sino Green Land Corporation, through Metro Green, offers the first high-end distribution platform for green, organic and imported food in China, creating a one-stop wholesale marketplace for large retailers and wholesalers looking to source food products.  It is authorized by the Ministry of Agriculture. The distribution hub includes a 300,000 square foot of distribution center and a 129,000 square foot cold storage facility.

Sino Green Land Corporation is also a leading agricultural distributor of high end fruits and vegetables in the People's Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of Fuji apples, emperor bananas and tangerine oranges.  In the process, it has built a solid reputation, a sophisticated supply chain and an efficient distribution network. Our website is http://www.sinogreenland.com. Information on our website or any other website does not constitute a part of this press release.

Safe Harbor Statement
This press release may contain forward-looking statements. Such statements include, among others, those concerning the company's expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company's ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company's products could have on its business and profitability; the company's ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company's senior management; any of the factors and risks mentioned in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Form 10-K annual report for the year ended December 31, 2010 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Form 10-Q for the quarter ended September 30, 2011, as well as information contained in the Company’s other filings with the SEC. The Company assumes no obligation to update any forward-looking statements, except as required by law.